EXHIBIT B-4(i)(7)

                        FIRST AMENDMENT
                              TO
           NOTE PURCHASE AND PRIVATE SHELF AGREEMENT


THIS FIRST AMENDMENT (the "First Amendment") TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT (the "Agreement") is entered into as of this 5th day of September, 1997, by and among GOLD KIST INC., a cooperative marketing association organized and existing under the laws of the State of Georgia (the "Company"), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential") and PRUDENTIAL affiliates which are or may become bound by the Agreement (together with PRUDENTIAL, the "Purchasers").

                     W I T N E S S E T H:

WHEREAS, the Company and the Purchasers have entered into that certain Agreement, dated as of February 11, 1997, (as amended, restated or otherwise modified to the date hereof, the "Agreement"; capitalized terms which are defined in the Agreement and not otherwise defined shall be used herein with the meanings ascribed to such terms in the Agreement); and

WHEREAS,   the Company and the Purchasers desire to amend  the
Agreement in the manner set forth below to allow the Company to purchase the outstanding equity interests of Golden Poultry
Company, Inc. ("Golden Poultry") not now owned by it;

NOW, THEREFORE, for and in consideration of the mutual premises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                              1.

Section 6B, Section 6C, Section 6D(xii) and Section 6F of  the
Credit  Agreement  are  hereby  amended  by  replacing   those
subsections in their entirety with the following text:

     6. NEGATIVE COVENANTS. During the Issuance Period and so long thereafter any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:

                            *  *  *

     6B. Limitation on Restricted Payments. The Company covenants that it will not (i) pay or declare any dividend or make any other distribution on or on account of any class of its stock or other equity or make cash distributions of equity (including cash patronage refunds), or (ii) make interest payments on equity, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock or other equity, or (iii) redeem, purchase or otherwise acquire, directly or indirectly, any Subordinated Debt, including, but not limited to, its Subordinated Capital Certificates of Interest, Subordinated Loan Certificates and Cumulative
Preferred Certificates of Interest (except required redemptions as provided in the indentures pursuant to which such Subordinated Debt was issued), or make any loans, advances or investments in Golden Poultry other than as permitted under clauses (xii) and (xvii) of paragraph 6D of this Agreement or permit any Restricted Subsidiary to do any of the above (all of the foregoing being herein called "Restricted Payments") except out of Consolidated Net Earnings Available for Restricted Payments; provided that the Company shall not make any Restricted Payments upon the occurrence and during the continuance of a Default or Event of Default. So long as there is no Default or Event of Default occurring or continuing, there shall not be included in the definition of Restricted Payments: (x) dividends paid, or distributions made, in stock of the Company or (y) exchanges of stock of one or more classes of the Company, except to the extent that cash or other value is involved in such exchange. The term "equity" as used in this paragraph 6B shall include the Company's common stock, preferred stock, if any, other equity certificates, and notified equity accounts of patrons.

     6C.   Liens.  The Company covenants that it will not, nor
will it permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien upon any of its property or assets whether now owned or hereafter acquired, except:

        (i) Liens existing prior to the date of this Agreement, as set forth on schedule 6C attached hereto;

        (ii) Liens for taxes not yet due, and Liens for taxes or Liens imposed by ERISA which are being contest in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained.

        (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

        (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (v) Any Liens that constitute margin accounts set-off arrangements made in connection with bona fide hedging transactions, as defined in accordance with GAAP, in commodity futures entered into in the ordinary course of business and not for speculative purposes; and

        (vi) Liens securing purchase money debt provided the aggregate of such debt so secured does not exceed fifteen percent (15%) of Consolidated Net Worth.

        (vii) Liens encumbering securities of Archer-Daniels-
     Midland Company, a Delaware corporation, owned by Company.

      6D. Restrictions on Loans, Advances, Investments and Contingent Liabilities. The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the normal course of business to any Person which is not an Affiliate of the Company, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that the Company or any Subsidiary may:

                            *  *  *

        (xii) purchase and hold all the outstanding capital stock of Golden Poultry, it being agreed that the purchase price of the capital stock of Golden Poultry not owned by Company as the date hereof will not exceed $56,000,000.00.

      6F. Merger and Sale of Assets. The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, enter into any transaction of merger, consolidation, pooling of interests, joint venture, syndicate or other combination with any other Person except for Golden Peanut and Young Pecan or sell, lease, transfer, contribute as capital, or otherwise dispose of all or a substantial part of the consolidated assets of the Company and all Subsidiaries or assets which shall have contributed a substantial part of Consolidated Net Earnings for any of the three fiscal years than most recently ended, in any single transaction or series of related transactions, to any Person, except that:

        (i) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more other Restricted
     Subsidiaries;

        (ii) any Subsidiary may sell, lease or otherwise dispose of any of its assets to the Company or another
     Restricted Subsidiary;

        (iii) the Company or any Restricted Subsidiary may enter into any transaction of pooling of interests, joint venture, syndicate or other combination with any other Person so long as the aggregate investment of the Company and/or its Restricted Subsidiaries does not exceed $5,000,000; and

        (iv) any subsidiary may sell or otherwise dispose of all or substantially all of its assets subject to the conditions specified in paragraph 6E with respect to a sale of the stock of such Subsidiary.

        (v)any Subsidiary may merge with Golden Poultry; and

        (vi) Company may sell securities of Archer-Daniels-Midland Company, a Delaware corporation, owned by it.

                              2.

      Use of Proceeds/Regulation G, Etc. The proceeds of the Series A Notes will be used (i) to fund capital expenditures and working capital needs, (ii) to acquire the portion of equity interests of Golden Poultry not now owned by Company, and (iii) for general working capital purposes. Neither of the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation G, T, U or X or (to their best knowledge) any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect now or as the same may hereafter be in effect.

                              3.

      The Agreement, as amended by the First Amendment, shall remain in full force and effect in accordance with the terms thereof in effect prior to this First Amendment to the extent nor inconsistent with this First Amendment. The Agreement, as amended by the First Amendment, is hereby reaffirmed and restated on the date hereof; furthermore, nothing contained herein shall be construed as a waiver or modification of existing rights or obligations under the Agreement. From and after the date hereof, references to the Agreement shall be deemed to be references to the Agreement as amended to the date hereof by the First Amendment.

                              4.

       Company represents and warrants that all of the representations and warranties set forth in Section 8 of the Agreement are true and correct on the date hereof. No "Default" or "Event of Default" has occurred and is continuing as of the date hereof, and no "Default" or "Event of Default" will occur as a result of the acquisition of the equity interests of Golden Poultry.

                              5.

     This First Amendment shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

                              6.

      This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

                              7.

     This First Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby.

                              8.

      This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     IN  WITNESS  WHEREOF, the parties have caused this  First
Amendment to be executed as of the day and year first above written.

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA                 GOLD KIST INC.

By: /s/ Robert R. Derrick          By:  /s/ Stephen O. West
      Vice President                    Stephen O. West
                                        Treasurer
[12750]